Exhibit 99.1
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
AMENDMENT AND EXTENSION OF CREDIT AGREEMENT
FRANKLIN, Tenn., (November 8, 2010) — Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced that on November 5, 2010, it and its wholly-owned subsidiary CHS/Community Health Systems, Inc. entered into an amendment and restatement (the “Amendment”) of their existing credit agreement, dated as of July 25, 2007 (as amended and restated, the “Credit Agreement”).
     The Amendment extends by two and a half years (until January 25, 2017, subject to customary acceleration events) the maturity date of $1.5 billion of the existing term loans under the Credit Agreement of lenders who elected to extend. The maturity date (July 25, 2014) of the balance of the term loans, approximately $4.5 billion, is unchanged by the Amendment. The Amendment increases the pricing on the extended term loans to LIBOR + 350 basis points and amends certain other terms and conditions.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is the largest publicly-traded hospital company in the United States and a leading operator of general acute care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 126 hospitals in 29 states with an aggregate of approximately 19,400 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary Quorum Health Resources, LLC, the Company provides management and consulting services to approximately 150 independent non-affiliated general acute care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
     Statements contained in this news release regarding credit agreement amendments, their impact on the Company, and other events may include forward-looking statements that involve risks and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, specifically the most recent filings which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including execution of our growth, acquisition, and business strategies. These and other applicable risks are summarized under the caption “risk factors” in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
615-465-7000
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